Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

Investors/Analysts Contacts:
Ken Paukowits, ken.f.paukowits@aexp.com , +1.212.640.6348
Rick Petrino, richard.petrino@aexp.com, +1.212.640.5574

AMERICAN EXPRESS REPORTS FIRST QUARTER EPS OF $1.33, UP 16 PERCENT FROM A YEAR AGO

REVENUES, LOANS AND CARD MEMBER SPENDING INCREASE

OPERATING EXPENSES DECLINE FROM YEAR-AGO LEVELS

(Millions, except percentages and per share amounts)

	Quarters Ended March 31,		Percentage Inc/(Dec)
	2014	2013
Total Revenues Net of Interest Expense	$8,199	$7,881	4%
Net Income	$1,432	$1,280	12%
Earnings Per Common Share – Diluted:
Net Income Attributable to Common Shareholders1	$1.33	$1.15	16%
Average Diluted Common Shares Outstanding	1,067	1,106	(4)%
Return on Average Equity	28.3%	23.2%

New York – April 16, 2014 - American Express Company (NYSE: AXP) today reported first-quarter net income of $1.4 billion, up from $1.3 billion a year ago. Diluted earnings per share rose 16 percent to $1.33, from $1.15 a year ago.

Consolidated total revenues net of interest expense rose to $8.2 billion in the quarter, up 4 percent (5 percent when adjusted for foreign currency translations2) from $7.9 billion a year ago. The increase reflected higher Card Member spending and higher net interest income.

______________________________________

1 Represents net income less earnings allocated to participating share awards of $12 million and $11 million for the three months ended March 31, 2014 and 2013, respectively.

2 As reported in this release, FX adjusted information, which constitute non-GAAP financial measures, assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the three months ended March 31, 2014 apply to the period(s) against which such results are being compared). The company believes the presentation of information on an FX adjusted basis is helpful to investors by making it easier to compare the company’s performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.

Consolidated provisions for losses totaled $485 million, up 17 percent from $416 million a year ago. The increase reflected a larger reserve release a year ago, offset, in part, by the benefit of lower net write-offs this quarter.

Consolidated expenses totaled $5.5 billion, down 1 percent from $5.6 billion a year ago. The decrease reflected a 4 percent decline in operating expenses3, partially offset by higher rewards costs. Adjusted for foreign currency translations, consolidated total expenses were unchanged from a year ago.2

The effective tax rate for the quarter was 35 percent, up from 33 percent from a year ago.

The company's return on average equity (ROE) was 28.3 percent, up from 23.2 percent a year ago.

“We are off to a good start to 2014, thanks to disciplined expense control, credit metrics near their historic low, higher revenues and a strong balance sheet that allows us to return a substantial amount of capital to shareholders,” said Kenneth I. Chenault, chairman and chief executive officer.

“Earnings per share exceeded our long-term target, and the overall performance reflected our ability to manage the business in a way that delivers bottom-line results.

“Card Member spending was up 6 percent globally (7 percent adjusted for foreign currency translations), with higher volumes in the U.S. and internationally. While consumers remain cautious about taking on additional debt, we continued to see a modest increase in Card Member loan balances.

“During the quarter, we launched new initiatives to expand card acceptance among smaller merchants, capture a greater share of U.S. consumers’ everyday spending and extend our loyalty coalition business into Italy. These initiatives are aimed at helping us reach additional segments of the market. They put us in a stronger position to grow over the medium and long term and are making the American Express brand more welcoming and inclusive.

“Once again, we performed very well in the Federal Reserve’s annual stress test. The results provide us with the flexibility to move forward with plans to increase the quarterly dividend by 13 percent and repurchase up to $4.4 billion of shares this year and an additional $1.0 billion during the first quarter of 2015. Our plan remains focused on balancing three priorities: supporting growth strategies, maintaining strong capital ratios and returning a substantial level of capital to our shareholders.”

Segment Results

U.S. Card Services reported first-quarter net income of $876 million, up 9 percent from $804 million a year ago.

Total revenues net of interest expense increased 5 percent to $4.3 billion from $4.1 billion a year ago. The rise reflected a 7 percent increase in Card Member spending and higher net interest income.

______________________________________

3 Operating expenses include salaries and employee benefits, professional services, occupancy and equipment, communications and other, net.

Provisions for losses totaled $342 million, up 18 percent from $290 million a year ago. The increase reflected a larger reserve release a year ago, offset, in part, by the benefit of lower net write-offs this year.

Total expenses increased 1 percent to $2.5 billion.

The effective tax rate was 38 percent compared to 37 percent a year ago.

International Card Services reported first-quarter net income of $159 million, down 11 percent from $178 million a year ago.

Total revenues net of interest expense were $1.4 billion, up 3 percent (7 percent FX adjusted2) from a year ago. The increase primarily reflected higher Card Member spending and higher revenues from the Loyalty Partner business.

Total expenses were $1.1 billion, up 2 percent (5 percent FX adjusted2) from a year ago. The increase primarily reflected higher marketing and promotion and rewards costs, partially offset by a decline in operating expenses.

The effective tax rate was 22 percent compared to 8 percent a year ago due to certain tax benefits related to foreign operations last year.

Global Commercial Services reported first-quarter net income of $184 million, down 4 percent from $191 million a year ago.

Total revenues net of interest expense were $1.2 billion, up 3 percent (4 percent FX adjusted2) from a year ago. The increase primarily reflected higher Card Member spending, partially offset by lower travel commissions and fees.

Total expenses increased 2 percent (3 percent FX adjusted2) to $871 million from $852 million a year ago. The rise primarily reflected costs related to the planned joint venture for the Global Business Travel division.

The effective tax rate was 35 percent compared to 33 percent from a year ago.

Global Network & Merchant Services reported first-quarter net income of $443 million, up 19 percent from $373 million a year ago.

Total revenues net of interest expense increased 5 percent (7 percent FX adjusted2) to $1.4 billion from $1.3 billion a year ago. The increase primarily reflected higher merchant-related revenues driven by an increase in global Card Member spending, as well as an increase in revenues from Global Network Services’ bank partners.

Total expenses decreased 8 percent (7 percent FX adjusted2) to $647 million from $702 million a year ago, primarily reflecting lower operating expenses.

The effective tax rate was 37 percent compared to 36 percent a year ago.

Corporate and Other reported first-quarter net loss of $230 million compared with net loss of $266 million in the year-ago period.

# # #

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, business travel, and corporate card

The 2014 First Quarter Earnings Supplement will be available today on the American Express website at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (ET) today to discuss first-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same website. A replay of the conference call will be available later today at the same website address.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s expected business and financial performance and are subject to risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements due to a variety of factors, including those contained in the company's Annual Report on Form 10-K for the year ended December 31, 2013 and the company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated. Certain reclassifications of prior period amounts have been made to conform to the current period presentation.

(Preliminary)
American Express Company
Consolidated Statements of Income

(Millions)

	Quarters Ended March 31,		Percentage
	2014	2013	Inc/(Dec)

Revenues
Non-interest revenues
Discount revenue	$4,646	$4,438	5%
Net card fees	674	653	3
Travel commissions and fees	423	437	(3)
Other commissions and fees	618	573	8
Other	501	537	(7)
Total non-interest revenues	6,862	6,638	3
Interest income
Interest on loans	1,711	1,683	2
Interest and dividends on investment securities	46	53	(13)
Deposits with banks and other	19	26	(27)
Total interest income	1,776	1,762	1
Interest expense
Deposits	94	114	(18)
Long-term debt and other	345	405	(15)
Total interest expense	439	519	(15)
Net interest income	1,337	1,243	8
Total revenues net of interest expense	8,199	7,881	4
Provisions for losses
Charge card	215	154	40
Card Member loans	250	243	3
Other	20	19	5
Total provisions for losses	485	416	17
Total revenues net of interest expense after provisions for losses	7,714	7,465	3

Expenses
Marketing and promotion	613	621	(1)
Card Member rewards	1,582	1,520	4
Card Member services and other	222	189	17
Salaries and employee benefits	1,540	1,615	(5)
Professional services	692	716	(3)
Occupancy and equipment	462	472	(2)
Communications	93	96	(3)
Other, net	302	327	(8)
Total	5,506	5,556	(1)
Pretax income	2,208	1,909	16
Income tax provision	776	629	23
Net income	$1,432	$1,280	12
Net income attributable to common shareholders (A)	$1,420	$1,269	12
Effective tax rate	35.1%	32.9%

# - Denotes a variance of more than 100 percent.

(A) Represents net income, less earnings allocated to participating share awards of $12 million and $11 million for the three months ended March 31, 2014 and 2013, respectively.

(Preliminary)
American Express Company
Condensed Consolidated Balance Sheets

(Billions)

	March 31, 2014	December 31, 2013

Assets
Cash & cash equivalents	$21	$19
Accounts receivable	47	47
Investment securities	5	5
Loans	63	67
Other assets	15	15
Total assets	$151	$153

Liabilities and Shareholders' Equity
Customer deposits	$43	$42
Short-term borrowings	3	5
Long-term debt	54	55
Other liabilities	31	32
Total liabilities	131	134

Shareholders' Equity	20	19
Total liabilities and shareholders' equity	$151	$153

(Preliminary)
American Express Company
Financial Summary

(Millions)

	Quarters Ended March 31,		Percentage
	2014	2013	Inc/(Dec)

Total revenues net of interest expense
U.S. Card Services	$4,290	$4,082	5%
International Card Services	1,352	1,317	3
Global Commercial Services	1,194	1,163	3
Global Network & Merchant Services	1,365	1,303	5
	8,201	7,865	4
Corporate & Other	(2)	16	#

CONSOLIDATED TOTAL REVENUES NET OF INTEREST EXPENSE	$8,199	$7,881	4

Pretax income (loss)
U.S. Card Services	$1,406	$1,270	11
International Card Services	203	193	5
Global Commercial Services	285	283	1
Global Network & Merchant Services	702	582	21
	2,596	2,328	12
Corporate & Other	(388)	(419)	(7)

PRETAX INCOME	$2,208	$1,909	16

Net income (loss)
U.S. Card Services	$876	$804	9
International Card Services	159	178	(11)
Global Commercial Services	184	191	(4)
Global Network & Merchant Services	443	373	19
	1,662	1,546	8
Corporate & Other	(230)	(266)	(14)

NET INCOME	$1,432	$1,280	12

# - Denotes a variance of more than 100 percent.

(Preliminary)
American Express Company
Financial Summary (continued)

	Quarters Ended March 31,		Percentage
	2014	2013	Inc/(Dec)
EARNINGS PER COMMON SHARE

BASIC
Net income attributable to common shareholders	$1.34	$1.15	17

Average common shares outstanding (millions)	1,060	1,099	(4	) %

DILUTED
Net income attributable to common shareholders	$1.33	$1.15	16

Average common shares outstanding (millions)	1,067	1,106	(4	) %

Cash dividends declared per common share	$0.23	$0.20	15%

Selected Statistical Information

	Quarters Ended March 31,		Percentage
	2014	2013	Inc/(Dec)

Return on average equity (A)	28.3%	23.2%
Return on average common equity (A)	28.1%	23.0%
Return on average tangible common equity (A)	35.4%	29.3%
Common shares outstanding (millions)	1,059	1,098	(4)%
Book value per common share	$18.87	$17.56	7%
Shareholders' equity (billions)	$20.0	$19.3	4%

# - Denotes a variance of more than 100 percent.

(A) Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity, a non-GAAP measure.

(Preliminary)
American Express Company
Components of Return on Average Equity (ROE), Return on Average Common Equity (ROCE),
and Return on Average Tangible Common Equity (ROTCE)
Appendix I

(Millions)

	For the Twelve Months Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

ROE

Net income	$5,511	$5,359	$4,688	$4,572	$4,506
Average shareholders' equity	$19,442	$19,254	$19,289	$19,372	$19,426
Return on average equity (A)	28.3%	27.8%	24.3%	23.6%	23.2%

Reconciliation of ROCE and ROTCE

Net income	$5,511	$5,359	$4,688	$4,572	$4,506
Earnings allocated to participating share awards and other	48	47	43	45	46
Net income attributable to common shareholders	$5,463	$5,312	$4,645	$4,527	$4,460

Average shareholders' equity	$19,442	$19,254	$19,289	$19,372	$19,426
Average common shareholders' equity	$19,442	$19,254	$19,289	$19,372	$19,426
Average goodwill and other intangibles	4,012	4,055	4,091	4,128	4,181
Average tangible common shareholders' equity	$15,430	$15,199	$15,198	$15,244	$15,245
Return on average common equity (A)	28.1%	27.6%	24.1%	23.4%	23.0%
Return on average tangible common equity (B)	35.4%	34.9%	30.6%	29.7%	29.3%

(A) Return on average equity and return on average common equity are calculated by dividing one year period net income/net income attributable to common shareholders by one year average total shareholders’ equity/average common shareholders' equity, respectively.

(B) Return on average tangible common equity, a non-GAAP measure, is computed in the same manner as return on average common equity except the computation of average tangible common shareholders' equity, a non-GAAP measure, excludes from average total shareholders' equity, average goodwill and other intangibles. The Company believes that return on average tangible common equity is a useful measure of the profitability of its business.